EXHIBIT 5.1

December 13, 2017
Western Gas Partners, LP
121 Lake Robbins Drive
The Woodlands, Texas 77380
Ladies and Gentlemen:
We have acted as counsel for Western Gas Partners, LP, a Delaware limited partnership (the “Partnership”), in connection with the Partnership’s registration under the Securities Act of 1933, as amended (the “Act”), of the offer and sale of an aggregate of up to 2,120,711 of the Partnership’s common units, which represent limited partnership interests (the “Units”), pursuant to the Partnership’s Post-Effective Amendment to Form S-8 (the “Form S-8 Amendment”) to be filed with the Securities and Exchange Commission on December 13, 2017, which Units were originally authorized for issuance under the Western Gas Partners, LP 2008 Long-Term Incentive Plan (the “Prior Plan”) and may also now be issued from time to time in accordance with the terms of the Prior Plan and the Western Gas Partners, LP 2017 Long-Term Incentive Plan (as amended from time to time, the “Plan” and together with the Prior Plan, the “Plans”) as further described in the Form S-8 Amendment.
In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Partnership and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Form S-8 Amendment, (ii) certain resolutions adopted by the board of directors of the general partner of the Partnership, (iii) the Plans, and (iv) such other certificates, instruments, and documents as we have considered necessary for purposes of this opinion. As to any facts material to our opinion, we have made no independent investigation or verification of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Partnership.
We have assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authority of all persons signing all documents submitted to us on behalf of the parties to such documents, (iv) the authenticity of all documents submitted to us as originals, (v) the conformity to authentic original documents of all documents submitted to us as copies, (vi) that all information contained in all documents reviewed by us is true, correct and complete, and (vii) that the Units will be issued in accordance with the terms of the Plans.
Based on the foregoing and subject to the limitations set forth herein, and having due regard for the legal considerations we deem relevant, we are of the opinion that the Units have been duly authorized and, when the Units are issued by the Partnership in accordance with the terms of the Plans and the instruments executed pursuant to the Plans, as applicable, which govern the awards to which any Unit relates, the Units will be validly issued, fully paid (to the extent required by the Partnership’s partnership agreement) and non-assessable, except as such nonassessability may be limited by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act or within the Partnership’s partnership agreement.
This opinion is limited in all respects to the Delaware Revised Uniform Limited Partnership Act. We express no opinion as to any matter other than as expressly set forth above, and no opinion on any other matter may be inferred

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or implied herefrom. The opinions expressed herein are rendered as of the date hereof and we expressly disclaim any obligation to update this letter or advise you of any change in any matter after the date hereof.

This opinion letter may be filed as an exhibit to the Form S-8 Amendment. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.